Exhibit 99.1

Investor Contact:
Joseph D. Gangemi
Corporate Investor Relations
 (610) 695-3676

Media Contact:
David Culver, VP Public Relations
Boyd Tamney Cross
(610) 254-7426

Malvern Bancorp, Inc. Reports Net Income of $1.0 million or $0.16 per Share for the Second Quarter of Fiscal 2015, Representing a 336.62% Increase over the Second Quarter of Fiscal 2014

PAOLI, PA., April 29, 2015 -- Malvern Bancorp, Inc. (NASDAQ: MLVF) (the “Company”), parent company of Malvern Federal Savings Bank (“MFSB” or the “Bank”), today reported operating results for the second quarter ended March 31, 2015.  Net income amounted to $1.0 million, or $0.16 per share, for the quarter ended March 31, 2015, an increase of $1.4 million or approximately 336.6 percent as compared with the net loss of $426,000, or $0.07 per share, for the quarter ended March 31, 2014.

“Our second quarter earnings reflect the execution of our business plans coupled with improvement of fundamentals.   We continued to see positive trends in our business during the second quarter, as we continue to reposition Malvern. Continued actions taken at right sizing our infrastructure and to re-focus our business model have yielded results,” said Anthony C. Weagley, Chief Executive Officer & President of Malvern Bancorp, Inc.

For the six months ended March 31, 2015, net income amounted to $1.3 million, or $0.21 per share, compared with the net loss of $362,000, or $0.06 per share, for the six months ended March 31, 2014.

Highlights for the quarter include:

●
Non-performing assets (“NPAs”) were at 0.52 percent of total assets at March 31, 2015, compared to 0.97 percent at March 31, 2014 and 0.80 percent at September 30, 2014. The allowance for loan losses as a percentage of total non-performing loans was 252.6 percent at March 31, 2015 compared to 147.2 percent at March 31, 2014 and 191.9 percent at September 30, 2014.

●	The Company’s ratio of shareholders’ equity to total assets was 12.68 percent at March 31, 2015, compared to 12.88 percent at March 31, 2014, and 14.16 percent at September 30, 2014.

●	Book value per common share rose to $12.20 at March 31, 2015, compared to $11.48 at March 31, 2014 and $11.71 at September 30, 2014.

●
The efficiency ratio, a non-GAAP measure, was 76.6 percent for the second quarter of fiscal 2015 on an annualized basis, compared to 109.4 percent in the second quarter of fiscal 2014 and 87.8 percent in the fourth quarter of fiscal 2014.

Selected Financial Ratios (unaudited; annualized where applicable)

As of or for the quarter ended:	3/31/15	12/31/14	9/30/14	6/30/14	3/31/14
Return on average assets	0.64%	0.22%	0.21%	0.27%	-0.29%
Return on average equity	5.05%	1.65%	1.53%	2.05%	-2.26%
Net interest margin (tax equivalent basis)	2.58%	2.61%	2.70%	2.76%	2.74%
Loans / deposits ratio	85.57%	87.61%	94.10%	88.61%	89.74%
Shareholders’ equity / total assets	12.68%	12.91%	14.16%	13.26%	12.88%
Efficiency ratio (1)	76.6%	87.5%	87.8%	92.6%	109.4%
Book value per common share	$12.20	$11.88	$11.71	$11.69	$11.48

(1)	Information reconciling non-GAAP measures to GAAP measures is presented elsewhere in this press release.

Net Interest Income

For the three months ended March 31, 2015, total interest income on a fully tax equivalent basis increased $101,000 or 2.0 percent, to $5.2 million, compared to the three months ended March 31, 2014. Interest income rose in the quarter ended March 31, 2015, compared to the comparable period in fiscal 2014 primarily due to a $26.9 million increase in the average balance of our investment securities. Total interest expense increased by $69,000, or 5.5 percent, to $1.3 million, for the three months ended March 31, 2015, compared to the comparable period in fiscal 2014.

Net interest income on a fully tax equivalent basis was $3.9 million for the three months ended March 31, 2015, increasing $32,000, or 0.8 percent, from $3.8 million for the comparable three month period in fiscal 2014. The change for the three months ended March 31, 2015, primarily was the result of an increase in average interest earning assets, which increased $38.2 million.  The net interest spread on an annualized tax-equivalent basis was at 2.43 percent and 2.59 percent for the three months ended March 31, 2015 and March 31, 2014, respectively. For the quarter ended March 31, 2015, the Company’s net interest margin on a tax equivalent basis decreased to 2.58 percent as compared to 2.74 percent for the same three month period in 2014. “The increase in our cash position, while a positive trend from a growth perspective, did have a dampening effect on net interest margin in the quarter.  We expect to see an improvement in margin as the cash is deployed to earning-assets,” commented Mr. Weagley.

The 5.5 percent increase in interest expense for the quarter primarily reflects higher volumes of borrowings.  The average cost of funds was 1.04 percent for both the quarter ended March 31, 2015 and March 31, 2014 and on a linked sequential quarter decreased three basis points compared to the first quarter of fiscal 2015.

For the six months ended March 31, 2015, total interest income on a fully tax equivalent basis decreased $258,000 or 2.5 percent, to $10.0 million, compared $10.3 million for the six months ended March 31, 2014. Total interest expense decreased by $9,000, or 0.4 percent, to $2.6 million, for the six months ended March 31, 2015, compared to the comparable period in fiscal 2014.  Interest income declined for the six months ended March 31, 2015, compared to the comparable period in fiscal 2014 primarily due to a $23.4 million decline in average loan balance. Compared to the same period in fiscal 2014, for the six months ended March 31, 2015, average interest earning assets increased $12.7 million while net interest spread and margin decreased on an annualized tax-equivalent basis by 16 basis points and 15 basis points, respectively.

Earnings Summary for the Period Ended March 31, 2015

The following table presents condensed consolidated statements of operations data for the periods indicated.

Condensed Consolidated Statements of Operations (unaudited)

(dollars in thousands, except per share data)
For the quarter ended:	3/31/15	12/31/14	9/30/14	6/30/14	3/31/14
Net interest income	$3,836	$3,561	$3,617	$3,826	$3,818
Provision for loan losses	—	90	183	—	—
Net interest income after provision for loan losses	3,836	3,471	3,434	3,826	3,818
Other income	745	511	446	744	457
Other expense	3,573	3,661	3,569	4,179	4,700
Income (loss) before income tax expense	1,008	321	311	391	(425)
Income tax expense	-	-	17	-	1
Net income (loss)	$1,008	$321	$294	$391	$(426)
Earnings (loss) per common share:
Basic	$0.16	$0.05	$0.05	$0.06	$(0.07)
Weighted average common shares outstanding:
Basic	6,391,521	6,387,932	6,384,319	6,380,726	6,377,121

Other Income

Other income increased $288,000 for the second quarter of fiscal 2015 compared with the same period in fiscal 2014.  During the second quarter of fiscal 2015, the Company recorded $266,000 in net gains on sales of investment securities compared to no net gains on sales of investment securities for the same period in fiscal 2014. Excluding net securities gains and losses, a non-GAAP measure, the Company recorded other income of $479,000 for the three months ended March 31, 2015 compared to other income of $457,000 for the three months ended March 31, 2014 and $446,000 for the three months ended September 30, 2014.  Increases in other income in the second quarter of fiscal 2015 when compared to the second quarter of fiscal 2014 (excluding securities gains) were primarily from an increase of $40,000 in service charges on deposit accounts, partially offset by a decrease in bank owned life insurance income of $9,000, and a decrease of $9,000 in net gain on sale of loans.

For the six months ended March 31, 2015, total other income increased $291,000 compared to the same period in fiscal 2014, primarily as a result of $278,000 related to an increase in net gains on sales of investment securities, partially offset by decreased income on bank owned life insurance and net gain on sale of loans. Excluding net securities gains and losses, a non-GAAP measure, the Company recorded other income of $964,000 for the six months ended March 31, 2015 compared to other income, (excluding net securities gains), of $951,000 for the comparable period in fiscal 2014, an increase of $13,000 or 1.4 percent.

The following table presents the components of other income for the periods indicated.

(in thousands, unaudited)
For the quarter ended:	3/31/15	12/31/14	9/30/14	6/30/14	3/31/14
Service charges on deposit accounts	$264	$270	$235	$230	$224
Rental income – other	64	64	64	63	64
Net gains on sales of investments, net	266	26	-	69	-
Loss on disposal of fixed assets	-	-	-	(41)	-
Gain on sale of loans, net	20	19	13	283	29
Bank-owned life insurance	131	132	134	140	140
Total other income	$745	$511	$446	$744	$457

Other Expense

Total other expense for the second quarter of fiscal 2015 amounted to $3.6 million, which was approximately $88,000 or 2.4 percent lower than other expense for the three months ended December 31, 2014.  The reduction in other expense in the second quarter of fiscal 2015 was primarily related to a decrease in employee salaries and benefits, which decreased $178,000 from the quarter ended December 31, 2014, as well as, a $25,000 decrease in advertising and a $10,000 reduction in other operating expenses. The decrease from the prior quarter in fiscal 2015 also reflects lower employee benefit costs. These decreases were partially offset by increases in professional fees of $91,000, occupancy expense of $41,000, Federal deposit insurance premium of $17,000 and other real estate owned expense of $23,000.

The decrease in other expense for the three months ended March 31, 2015, when compared to the quarter ended March 31, 2014, was approximately $1.1 million, or 24.0 percent. Decreases primarily reflected reductions in salaries and employee benefits of $522,000 primarily due to workforce reductions, professional fees of $256,000 reflecting lower expenses related to loan workout, occupancy expense of $124,000 primarily attributable to a decrease in rent expense of $21,000 and building and equipment expenses of $76,000 primarily due to elimination of expenses related to a branch closure in fiscal 2014 as well as a reduction  in expenses associated with janitorial, snow removal and related activities, advertising expense of $156,000, data processing of $7,000 and a $143,000 improvement in other real estate owned expense, net.  These decreases were partially offset by an increase of $74,000 in other operating expense and $7,000 in federal deposit insurance premium.  The increase in other operating expense was primarily due to an increase of $76,000 in director compensation and a $45,000 increase in insurance and bond expense.

For the six months ended March 31, 2015, total other expense decreased $1.7 million, or 18.9 percent, compared to the same fiscal period in 2014. Decreases primarily included $861,000 in salaries and employee benefits primarily due to workforce reductions, $216,000 in occupancy expense, $229,000 in advertising costs, $398,000 in professional fees, $192,000 in other real estate owned expense, $17,000 in Federal deposit insurance premium and $35,000 in data processing. These decreases were partially offset by an increase in other operating expenses of $286,000.

The following table presents the components of other expense for the periods indicated.

(in thousands, unaudited)
For the quarter ended:	3/31/15	12/31/14	9/30/14	6/30/14	3/31/14
Salaries and employee benefits	$1,550	$1,728	$1,636	$1,995	$2,072
Occupancy expense	465	424	415	571	589
Federal deposit insurance premium	184	167	183	184	177
Advertising	60	85	86	101	216
Data processing	301	302	312	295	308
Professional fees	434	343	567	463	690
Other real estate owned (income) expense, net	(59)	(36)	(470)	74	84
Other operating expenses	638	648	840	496	564
Total other expense	$3,573	$3,661	$3,569	$4,179	$4,700

Statement of Condition Highlights at March 31, 2015

Commenting on the balance sheet, Mr. Weagley indicated: “Our efforts to change the balance sheet continued during the second quarter.  Asset quality is stable.  We continue to right-size our operations, and are poised to take advantage of the signs for growth we see in our markets and transition to a commercial bank balance sheet.”  Highlights as of March 31, 2015 included:

●
Balance sheet strength, with total assets amounting to $631.1 million at March 31, 2015, increasing $88.8 million, or 16.4 percent compared to September 30, 2014 and increased $46.6 million, or 8.0 percent compared to March 31, 2014.

●
Net loans were $377.3 million at March 31, 2015, decreasing $8.7 million, or 2.3 percent and $31.7 million, or 7.8 percent, from September 30, 2014 and March 31, 2014, respectively.  Total residential mortgage loans decreased $6.1 million, or 2.6 percent, from September 30, 2014. Total construction and development loans decreased $731,000, or 10.5 percent compared to September 30, 2014.  Consumer loans decreased by $3.5 million, or 4.8 percent and commercial loans increased by $1.8 million, or 2.3 percent compared to September 30, 2014. Total residential mortgage loans decreased $25.0 million, or 10.0 percent, from March 31, 2014. Total construction and development loans decreased $4.1 million, or 39.8 percent compared to March 31, 2014.  Consumer loans decreased by $4.7 million or 6.4 percent and commercial loans increased by $2.3 million, or 3.0 percent compared to March 31, 2014.

●
Deposits totaled $444.1 million at March 31, 2015, an increase of $31.2 million or 7.6 percent compared to September 30, 2014 and a decrease of $14.6 million, or 3.2 percent, since March 31, 2014.  Total demand, savings, money market, and certificates of deposit less than $100,000 increased $11.1 million or 3.6 percent from September 30, 2014 and decreased $17.2 million or 5.1 percent from March 31, 2014. During fiscal 2015, we have focused on allowing our non-household relatively higher costing certificates of deposit to run off while attempting to increase our relatively lower costing core and commercial deposits as a source of funds.

●	Borrowings totaled $98.0 million, $48.0 million and $45.0 million at March 31, 2015, September 30, 2014 and March 31, 2014, respectively.

Condensed Consolidated Statements of Condition

The following table presents condensed consolidated statements of condition data as of the dates indicated.

Condensed Consolidated Statements of Condition (unaudited)

(in thousands)
At quarter ended:	3/31/15	12/31/14	9/30/14	6/30/14	3/31/14
Cash and due from depository institutions	$1,056	$1,404	$1,203	$1,155	$1,136
Interest bearing deposits in depository institutions	50,587	46,648	17,984	41,300	12,909
Investment securities, available for sale	113,557	135,786	100,943	104,985	122,208
Investment securities held to maturity	50,697	—	—	—	—
Restricted stock, at cost	4,602	3,805	3,503	3,495	3,376
Loans receivable, net of allowance for loan losses	377,340	383,389	386,074	392,582	409,058
Other real estate owned	1,430	1,494	1,964	1,645	2,358
Accrued interest receivable	2,168	1,623	1,322	1,300	1,380
Property and equipment, net	6,592	6,718	6,823	6,897	7,031
Deferred income taxes	2,940	2,419	2,376	2,575	2,532
Bank-owned life insurance	18,527	18,397	18,264	21,003	20,863
Other assets	1,610	1,487	1,808	1,151	1,503
Total assets	$631,106	$603,170	$542,264	$578,088	$584,554
Deposits	$444,146	$440,625	$412,953	$446,036	$458,723
Borrowings	98,000	78,000	48,000	48,000	45,000
Other liabilities	8,934	6,660	4,539	7,385	5,562
Shareholders’ equity	80,026	77,885	76,772	76,667	75,269
Total liabilities and shareholders’ equity	$631,106	$603,170	$542,264	$578,088	$584,554

The following table reflects the composition of the Company’s deposits as of the dates indicated.

Deposits (unaudited)
(in thousands)
At quarter ended:	3/31/15	12/31/14	9/30/14	6/30/14	3/31/14
Demand:
Non-interest bearing	$25,111	$22,242	$23,059	$22,782	$24,756
Interest-bearing	87,921	86,948	81,921	88,072	89,610
Savings	44,848	44,747	44,917	46,645	44,601
Money market	70,066	69,553	59,529	61,291	63,542
Time	216,200	217,135	203,527	227,246	236,214
Total deposits	$444,146	$440,625	$412,953	$446,037	$458,723

Loans

Total loans were $380.1 million at March 31, 2015.  Mr. Weagley commented:  “Outstanding loan balances remained relatively stable with a continued decrease experienced primarily in the residential components of our portfolios. We had a sustained level of higher loan pay downs during the quarter which dampened the effects of gross new loan origination volume, which we continue see as a bright spot.”  The Company’s total loans in the second quarter of 2015 decreased $6.0 million, to $380.1 million at March 31, 2015, from $386.0 million at December 31, 2014.  The allowance for loan losses amounted to $4.6 million at both March 31, 2015 and December 31, 2014, respectively.  The Company had approximately $17.3 million in new loan originations and advances during the second quarter of fiscal 2015.  This new loan activity and advances were offset by prepayments, scheduled payments, maturities and payoffs of $23.2 million. Average loans during the second quarter of fiscal 2015 totaled $384.9 million as compared to $412.5 million during the second quarter of fiscal 2014, representing a 6.7 percent decrease.

At the end of the second quarter of fiscal 2015, the loan portfolio remained well weighted toward the core residential portfolio, with single-family residential real estate accounting for 59.3 percent of the loan portfolio.  At March 31, 2015, commercial loans accounted for 21.0 percent of the loan portfolio, and consumer loans represented 18.1 percent of the loan portfolio at such date. Construction and development loans accounted for only 1.7 percent of the loan portfolio at March 31, 2015.  Total loans decreased $8.5 million, to $380.1 million at March 31, 2015 compared to $388.6 million at September 30, 2014.  The $8.5 million reduction in loan portfolio at March 31, 2015 compared to September 30, 2014, primarily reflected reductions of $6.1 million in residential mortgage loans, $731,000 in construction and development loans and $3.5 million in consumer loans.  These decreases were partially offset by a $1.8 million increase in commercial loans at March 31, 2015 as compared to September 30, 2014.  At March 31, 2014, total loans were $411.6 million. The decreased loan balance in the loan portfolio at March 31, 2015 compared to March 31, 2014, primarily reflected reductions of $25.0 million in residential mortgage loans, $4.1 million in construction and development loans and $4.7 million in consumer loans.

The following reflects the composition of the Company’s loan portfolio as of the dates indicated.

Loans (unaudited)
(in thousands)
At quarter ended:	3/31/15	12/31/14	9/30/14	6/30/14	3/31/14
Residential mortgage	$225,232	$229,507	$231,324	$235,050	$250,280
Construction and Development:
Residential and commercial	5,922	6,039	5,964	7,484	8,500
Land	344	-	1,033	1,537	1,908
Total construction and development	6,266	6,039	6,997	9,021	10,408
Commercial:
Commercial real estate	68,858	67,274	71,579	69,788	69,992
Multi-family	5,508	5,450	1,032	2,086	2,065
Other	5,506	5,603	5,480	5,492	5,510
Total commercial	79,872	78,327	78,091	77,366	77,567
Consumer:
Home equity lines of credit	23,073	24,430	22,292	21,914	20,147
Second mortgages	43,013	45,051	47,034	48,866	50,170
Other	2,610	2,675	2,839	3,011	3,074
Total consumer	68,696	72,156	72,165	73,791	73,391
Total loans	380,066	386,029	388,577	395,228	411,646
Deferred loan costs, net	1,886	1,960	2,086	2,212	2,259
Allowance for loan losses	(4,612)	(4,600)	(4,589)	(4,858)	(4,847)
Loans Receivable, net	$377,340	$383,389	$386,074	$392,582	$409,058

At March 31, 2015, the Company had $40.4 million in overall undisbursed loan commitments, which consisted primarily of unused commercial lines of credit, home equity lines of credit and available usage from active construction facilities.   Included in the overall undisbursed commitments are the Company’s “Approved, Accepted but Unfunded” pipeline, which includes approximately $5.3 million in construction and $8.5 million in commercial real estate loans and $4.2 million in residential mortgage loans expected to fund over the next 90 days.

Asset Quality

Non-accrual loans were $1.8 million at March 31, 2015, as compared to $2.4 million at September 30, 2014 and $3.3 million at March 31, 2014.  Other real estate owned was $1.4 million at March 31, 2015, as compared with $2.0 million at September 30, 2014 and $2.4 million at March 31, 2014, respectively.  Troubled debt restructured loans, which are performing loans, were $109,000 at March 31, 2015, $1.0 million at September 30, 2014 and $1.5 million at March 31, 2014, respectively.  The $900,000 decrease in troubled debt restructured loans at March 31, 2015 compared to September 30, 2014 was due to a commercial loan with an outstanding balance of approximately $900,000 being paid-off during the second quarter of fiscal 2015.

At March 31, 2015, non-performing assets totaled $3.3 million, or 0.52 percent of total assets, as compared with $4.4 million, or 0.80 percent, at September 30, 2014 and $5.7 million, or 0.97 percent, at March 31, 2014.  The decrease from March 31, 2014 reflects the Company’s continued diligence to satisfactorily work out certain problem assets.  The portfolio of remaining non-accrual loans at March 31, 2015 was comprised of eight residential real estate loans with an aggregate outstanding balance of approximately $861,000, five consumer loans with an aggregate outstanding balance of approximately $328,000, and two construction and development loan relationships with an outstanding balance of $33,000, which had originally been included in our October 2013 bulk loan sale.  The Company had been required to repurchase these loans in November 2013, and one loan was placed on non-accrual status during the first quarter of fiscal 2014.  Additionally, there were four commercial loans with an aggregate outstanding balance of $604,000 that were on non-accrual status at March 31, 2015.

The following table presents the components of non-performing assets and other asset quality data for the periods indicated.

(dollars in thousands, unaudited)
As of or for the quarter ended:	3/31/15	12/31/14	9/30/14	6/30/14	3/31/14
Non-accrual loans (1)	$1,826	$2,334	$2,391	$3,092	$3,292
Loans 90 days or more past due and still accruing	—	—	—	—	—
Total non-performing loans	1,826	2,334	2,391	3,092	3,292
Other real estate owned	1,430	1,494	1,964	1,645	2,358
Total non-performing assets	$3,256	$3,828	$4,355	$4,737	$5,650
Performing troubled debt restructured loans	$109	$1,007	$1,009	$1,246	$1,546

Non-performing assets / total assets	0.52%	0.63%	0.80%	0.82%	0.97%
Non-performing loans / total loans	0.48%	0.60%	0.62%	0.78%	0.80%
Net charge-offs (recoveries)	$(12)	$79	$452	$(11)	$(2)
Net charge-offs (recoveries) / average loans (2)	0.01%	0.08%	0.19%	0.11%	0.16%
Allowance for loan losses / total loans	1.21%	1.19%	1.18%	1.23%	1.18%
Allowance for loan losses / non-performing loans	252.57%	197.09%	191.93%	157.1%	147.2%

Total assets	$631,106	$603,170	$542,264	$578,088	$584,544
Total loans	380,066	386,029	388,577	395,228	411,646
Average loans	384,915	389,544	395,067	412,457	412,522
Allowance for loan losses	4,612	4,600	4,589	4,858	4,847

(1)	Eleven loans totaling approximately $615,000 or (33.7%) of the total non-accrual loan balance were making payments at March 31, 2015.
(2)	Annualized.

The allowance for loan losses at March 31, 2015 amounted to approximately $4.6 million, or 1.21 percent of total loans, compared to 1.18 percent of total loans at September 30, 2014 and March 31, 2014. We had no provision for loan losses during the quarter ended March 31, 2015 compared to $183,000 and zero, respectively, during the quarters ended September 30, 2014 and March 31, 2014.  Provision expense was lower during the quarter ended March 31, 2015 due to a decline in charge-offs history, generally, and lower charge-offs during the quarter ended March 31, 2015.

Capital

At March 31, 2015, our total shareholders’ equity amounted to $80.0 million, or 12.68 percent of total assets compared to 76.8 million at September 30, 2014 and $75.3 million at March 31, 2014.  The Company’s book value per common share was $12.20 at March 31, 2015, compared to $11.71 at September 30, 2014 and $11.48 at March 31, 2014.

At March 31, 2015, the Bank’s ratio of tier 1 risk-based capital to risk-weighted assets was 18.23 percent and its ratio of tier 1 capital to adjusted total assets was 17.03 percent, compared to 20.75 percent and 19.50 percent, respectively, at September 30, 2014 and 19.53 percent and 18.28 percent, respectively, at March 31, 2014.  At March 31, 2015, the Bank was in compliance with all applicable regulatory capital requirements.

Non-GAAP Financial Measures

Reported amounts are presented in accordance with accounting principles generally accepted in the United States of America (“GAAP”). The Company’s management believes that the supplemental non-GAAP information provided in this press release is utilized by market analysts and others to evaluate a company’s financial condition and, therefore, that such information is useful to investors. These disclosures should not be viewed as a substitute for financial results determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures presented by other companies.

The Company’s other income is presented in the table below including and excluding net investment securities gains. We believe that many investors desire to evaluate other income without regard for such gains.

(in thousands)
For the quarter ended:	3/31/15	12/31/14	9/30/14	6/30/14	3/31/14
Other income	$745	$511	$446	$744	$457
Less: Net investment securities gains	266	26	-	69	-
Other income, excluding net investment securities gains	$479	$485	$446	$675	$457

“Efficiency ratio” is a non-GAAP financial measure and is defined as other expense, excluding certain non-core items, as a percentage of net interest income on a tax equivalent basis plus other income, excluding net securities gains, calculated as follows:

(dollars in thousands)
For the quarter ended:	3/31/15	12/31/14	9/30/14	6/30/14	3/31/14
Other expense	$3,573	$3,661	$3,569	$4,179	$4,700
Less: non-core items(1)	242	110	—	—	—

Other expense, excluding non-core items	$3,331	$3,551	$3,569	$4,179	$4,700

Net interest income (tax equivalent basis)	$3,871	$3,575	$3,621	$3,836	$3,839
Other income, excluding net investment securities gains	479	485	446	675	457
Total	$4,350	$4,060	$4,067	$4,511	$4,296

Efficiency ratio	76.6%	87.5%	87.8%	92.6%	109.4%

(1) Included in non-core items are professional fees of approximately $97,000, advertising expense of $11,000 and other operating expense of $134,000 for the quarter ended March 31, 2015. For the quarter ended December 31, 2014,  included in non-core items were professional fees of approximately $38,000, advertising expense of $16,000 and other operating expense of $56,000.

The Company’s efficiency ratio, calculated on a GAAP basis without excluding net investment securities gains and without deducting non-core items, from other expense follows:

For the quarter ended:	3/31/15	12/31/14	9/30/14	6/30/14	3/31/14
Efficiency ratio on a GAAP basis	72.7%	87.2%	87.8%	91.4%	109.9%

Net interest margin, which is non-interest income as a percentage of average interest-earning assets, is presented on a fully tax equivalent (“TE”) basis as we believe this non-GAAP measure is the preferred industry measurement for this item.  The TE basis adjusts GAAP interest income and yields for the tax benefit of income on certain tax-exempt investments using the federal statutory rate of 34% for each period presented.  Below is a reconciliation of GAAP net interest income to the TE basis and the related GAAP basis and TE net interest margins for the periods presented:

(dollars in thousands)
For the quarter ended:	3/31/15	12/31/14	9/30/14	6/30/14	3/31/14
Net interest income (GAAP)	$3,836	$3,561	$3,617	$3,826	$3,818
Tax-equivalent adjustment(1)	35	14	4	11	21
TE net interest income	$3,871	$3,575	$3,621	$3,837	$3,839

Net interest income margin (GAAP)	2.56%	2.60%	2.70%	2.75%	2.72%
Tax-equivalent effect	0.02	0.01	—	0.01	0.02
Net interest margin (TE)	2.58%	2.61%	2.70%	2.76%	2.74%

(1) Reflects adjustment to GAAP interest income..

The following table sets forth the Company’s consolidated average statements of condition for the periods presented.

Condensed Consolidated Average Statements of Condition (unaudited)

(in thousands)
For the quarter ended:	3/31/15	12/31/14	9/30/14	6/30/14	3/31/14
Investment securities	$151,746	$114,129	$103,458	$114,631	$124,888
Loans	384,915	389,544	395,067	412,457	412,522
Allowance for loan losses	(4,614)	(4,600)	(4,851)	(4,829)	(4,869)
All other assets	95,921	77,776	71,930	65,131	60,187
Total assets	$627,968	$576,849	$565,604	$587,390	$592,728
Non-interest bearing deposits	$27,002	$26,770	$26,057	$24,834	$25,660
Interest-bearing deposits	419,367	393,225	408,937	430,780	442,481
Borrowings	94,556	72,945	47,998	49,014	43,342
Other liabilities	7,272	6,151	5,549	6,551	5,829
Shareholders’ equity	79,771	77,758	77,063	76,211	75,416
Total liabilities and shareholders’ equity	$627,968	$576,849	$565,604	$587,390	$592,728

About Malvern Bancorp

Malvern Bancorp, Inc. is the holding company for Malvern Federal Savings Bank. Malvern Federal Savings Bank is a federally-chartered, FDIC-insured savings bank that was originally organized in 1887 and now serves as one of the oldest banks headquartered on the Philadelphia Mainline. For more than a century, Malvern Federal has been committed to helping people build prosperous communities as a trusted financial partner, forging lasting relationships through teamwork, respect and integrity. The Bank conducts business from its headquarters in Paoli, Pennsylvania, a suburb of Philadelphia, as well as seven other financial centers located throughout Chester and Delaware Counties, Pennsylvania. Its primary market niche is providing personalized service to its client base. The Bank focuses its lending activities on retail clients, commercial lending to small and medium-sized businesses, real estate developers and high net worth individuals.

For further information regarding Malvern Bancorp, Inc., please visit our web site at http://www.malvernfederal.com

Forward-Looking Statements

This press release contains certain forward looking statements. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include words like “believe,” “expect,” “anticipate,” “estimate” and “intend” or future or conditional verbs such as “will,” “would,” “should,” “could” or “may.” Certain factors that could cause actual results to differ materially from expected results include changes in the interest rate environment, changes in general economic conditions, legislative and regulatory changes that adversely affect the business of Malvern Bancorp, Inc., and changes in the securities markets. Except as required by law, the Company does not undertake any obligation to update any forward-looking statements to reflect changes in beliefs, expectations or events.

MALVERN BANCORP, INC AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CONDITION

(in thousands, except for share and per share data)	March 31, 2015	September 30, 2014
	(Unaudited)
ASSETS
Cash and due from depository institutions	$1,056	$1,203
Interest bearing deposits in depository institutions	50,587	17,984
Total cash and cash equivalents	51,643	19,187
Investment securities available for sale, at fair value	113,557	100,943
Investment securities held to maturity (fair value of $50,312 and $0)	50,697	—
Restricted stock, at cost	4,602	3,503
Loans receivable, net of allowance for loan losses	377,340	386,074
Other Real estate owned	1,430	1,964
Accrued interest receivable	2,168	1,322
Property and equipment, net	6,592	6,823
Deferred income taxes, net	2,940	2,376
Bank-owned life insurance	18,527	18,264
Other assets	1,610	1,808
Total assets	$631,106	$542,264

LIABILITIES
Deposits:
Non-interest bearing	$25,111	$23,059
Interest-bearing:	419,035	389,894
Total deposits	444,146	412,953
FHLB Advances	98,000	48,000
Advances from borrowers for taxes and insurance	4,367	1,786
Accrued interest payable	307	149
Other liabilities	4,260	2,604
Total liabilities	551,080	465,492

SHAREHOLDERS’ EQUITY
Preferred stock, $0.01 par value, 10,000,000 shares, authorized, no issued	—	—
Common stock, $0.01 par value, authorized 40,000,000 shares authorized, issued and outstanding: 6,558,473 shares at March 31, 2015 and September 30, 2014	66	66
Additional paid in capital	60,331	60,317
Retained earnings	21,445	20,116
Unearned Employee Stock Ownership Plan (ESOP) shares	(1,848)	(1,922)
Accumulated other comprehensive loss	32	(1,805)
Total shareholders’ equity	80,026	76,772
Total liabilities and shareholders’ equity	$631,106	$542,264

MALVERN BANCORP, INC AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended March 31,		Six Months Ended March 31
(in thousands, except for share data)	2015	2014	2015	2014
(unaudited)
Interest and Dividend Income
Loans, including fees	$4,126	$4,445	$8,328	$8,972
Investment securities, taxable	778	549	1,292	1,104
Investment securities, tax-exempt	96	54	133	108
Dividends, restricted stock	142	19	179	33
Interest-bearing cash accounts	24	12	47	27
Total Interest and Dividend Income	5,166	5,079	9,979	10,244
Interest Expense
Deposits	859	999	1,718	2,066
Borrowings	471	262	864	525
Total Interest Expense	1,330	1,261	2,582	2,591
Net interest income	3,836	3,818	7,397	7,653
Provision for Loan Losses	—	—	90	80
Net Interest Income after Provision for Loan Losses	3,836	3,818	7,307	7,573
Other Income
Service charges and other fees	264	224	534	482
Rental income-other	64	64	128	128
Net gains on sales of investments, net	266	—	292	14
Net gains on sale of loans, net	20	29	39	56
Earnings on bank-owned life insurance	131	140	263	285
Total Other Income	745	457	1,256	965
Other Expense
Salaries and employee benefits	1,550	2,072	3,278	4,139
Occupancy expense	465	589	889	1,105
Federal deposit insurance premium	184	177	351	368
Advertising	60	216	145	374
Data processing	301	308	603	638
Professional fees	434	690	777	1,175
Other real estate owned (income) expense, net	(59)	84	(95)	97
Other operating expenses	638	564	1,286	1,000
Total Other Expense	3,573	4,700	7,234	8,896
Income (Loss) before income tax expense	1,008	(425)	1,329	(358)
Income tax expense	—	1	—	4
Net Income (Loss)	$1,008	$(426)	$1,329	$(362)

Earnings (Loss) per common share
Basic	$0.16	$(0.07)	$0.21	$(0.06)
Weighted Average Common Shares Outstanding
Basic	6,391,521	6,377,121	6,389,687	6,357,307

MALVERN BANCORP, INC AND SUBSIDIARIES
SELECTED QUARTERLY FINANCIAL AND STATISTICAL DATA

	Three Months Ended
(in thousands, except for share and per share data) (annualized where applicable)	3/31/2015	12/31/2014	3/31/2014
(unaudited)
Statements of Operations Data

Interest income	$5,166	$4,813	$5,079
Interest expense	1,330	1,252	1,261
Net interest income	3,836	3,561	3,835
Provision for loan losses	—	90	80
Net interest income after provision for loan losses	3,836	3,471	3,818
Other income	745	511	457
Other expense	3,573	3,661	4,700
Income (loss) before income tax expense	1,008	321	(425)
Income tax expense	—	—	1
Net income (loss)	$1,008	$321	$(426)
Earnings (Loss) per Common Share
Basic	$0.16	$0.05	$(0.07)
Statements of Condition Data (Period-End)
Investment securities available for sale, at fair value	$113,557	$135,786	$122,208
Investment securities held to maturity (fair value of $50,312, $0 and $0)	50,697	—	—
Loans, net of allowance for loan losses	377,340	383,389	409,058
Total assets	631,106	603,170	584,554
Deposits	444,146	440,625	458,723
Borrowings	98,000	78,000	45,000
Shareholders’ equity	80,026	77,885	75,269
Common Shares Dividend Data
Cash dividends	$—	$—	$—
Weighted Average Common Shares Outstanding
Basic	6,391,521	6,387,932	6,373,532
Operating Ratios
Return on average assets	0.64%	0.22%	(0.29)%
Return on average equity	5.05%	1.65%	(2.26)%
Average equity / average assets	12.70%	13.48%	12.72%
Book value per common share (period-end)	$12.20	$11.88	$11.48
Non-Financial Information (Period-End)
Common shareholders of record	494	487	475
Full-time equivalent staff	76	84	103